SeraCare Reports Third Quarter Fiscal Year 2009 Results

—Company achieves profitability, accomplishing major corporate goal—

Milford, MA, August 11, 2009— SeraCare Life Sciences, Inc. (NASDAQ: SRLS), a global life sciences company providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics, today reported profitable operational and financial results for its third quarter of fiscal year 2009 ended June 30, 2009.

The Company had a net income of $0.7 million and earnings per share on a basic and diluted basis of $0.04 for the quarter ended June 30, 2009 compared to a net loss of $0.6 million and a loss per share on a basic and diluted basis of $0.03 during the same period in 2008.

Recent Corporate Highlights:

•	Achieved bottom-line profitability of $0.7 million as measured by net income for the third quarter of fiscal 2009

•	Generated $1.8 million in net cash flows from operating activities for the third quarter of fiscal 2009

•	Improved gross margin by seven percentage points, to 36% from 29%, for the third quarter of fiscal 2009 compared to the same quarter in 2008

•	Increased Diagnostic & Biopharmaceutical Products revenue by 5% and BioServices revenue by 18% compared to the second quarter ended March 31, 2009

•	Generated $0.8 million in operating income which included non-cash expenses of $0.3 million for depreciation and amortization and $0.3 million for stock compensation expense during the third quarter of fiscal 2009

•	Launched two differentiated products into the market including:

•	The SeraCare Human Papillomavirus (HPV) Genotype Performance Panel—the first product on the market to enable testing laboratories, researchers and diagnostic manufacturers to validate their entire HPV testing system, ensuring that testing systems can differentiate between high- and low-risk HPV genotypes; and

•	ACCURUN® 632, 644 and 676 controls—the only commercially available single-vial controls that allow researchers and IVD manufacturers to test for all cystic fibrosis mutations currently detected by the leading testing platforms

“In the third quarter of fiscal 2009, SeraCare met its most significant goal for the year—achieving profitability,” said Susan Vogt, President and Chief Executive Officer. “The fact that SeraCare was able to turn profitable in the midst of a significant economic downturn speaks to the inherent strength of our products and services and our position as an innovator and quality leader in the markets we serve. We continue to see marked improvements in sequential quarter over quarter revenues during the fiscal year and believe our focus on introducing new, differentiated products to the marketplace and our cost-control initiatives will support ongoing profitability.”

On a sequential basis, revenue for the third quarter of fiscal year 2009 increased by $0.9 million to $11.8 million compared to the second quarter of 2009. Diagnostic & Biopharmaceutical Products revenue for the third quarter of 2009 increased by $0.4 million to $8.7 million compared to the second quarter of 2009 and BioServices revenue increased by $0.5 million to $3.0 million across the same period.

On a quarterly basis, third quarter revenue for fiscal year 2009 decreased by $0.6 million compared to the third quarter of fiscal year 2008. Diagnostic & Biopharmaceutical Products revenue increased by $0.1 million for the third quarter of fiscal year 2009 compared to the third quarter of fiscal year 2008. BioServices revenue decreased by $0.7 million for the third quarter of fiscal year 2009 compared to the third quarter of fiscal year 2008. During the same period in fiscal year 2008, the Company billed $0.3 million pursuant to a government contract related to the settlement of indirect billing rates used in previous periods. The Company had no such billings during the third quarter of fiscal 2009. The remaining decrease in the BioServices segment is due to a slowdown in research spending by customers over the quarter, related to the current economic downturn.

Gross margin increased to 36% in the third quarter of fiscal 2009 from 29% in the third quarter of fiscal 2008, primarily due to lower period expenses as a result of cost control measures and lower inventory write-downs due to improved inventory management during fiscal year 2009.

Selling, general and administrative expenses decreased to $3.3 million, or 28% of revenue, in the third quarter of fiscal 2009 from $4.0 million, or 32% of revenue, in the third quarter of fiscal 2008. The reduced expenses were the result of proactive efforts to decrease discretionary spending and to streamline the organization to achieve operational efficiencies in order to reduce compensation expense.

“The significant increase in gross margins coupled with ongoing cost control measures and the strength of our product line facilitated the achievement of bottom-line profitability,” said Gregory Gould, Chief Financial Officer. “This financial accomplishment completes SeraCare’s turnaround and now, with several new products on the market, SeraCare is poised for growth as the economy recovers.”

The Company had $3.7 million in cash at June 30, 2009.

About SeraCare Life Sciences, Inc.:
SeraCare serves the global life sciences industry by providing vital products and services to facilitate the discovery, development and production of human diagnostics and therapeutics. The Company’s innovative portfolio includes diagnostic controls, plasma-derived reagents and molecular biomarkers, biobanking and contract research services. SeraCare’s quality systems, scientific expertise and state-of-the-art facilities support its customers in meeting the stringent requirements of the highly regulated life sciences industry.

Forward-Looking Statements:

This press release contains disclosures that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 about SeraCare Life Sciences, Inc. (“SeraCare” or the “Company”). All statements regarding our expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budget, projected costs or cost savings, capital expenditures, competitive positions, growth opportunities for existing products or products under development, plans and objectives of management for future operations and markets for stock are forward-looking statements. In addition, forward-looking statements include statements in which we use words such as “expect,” “believe,” “anticipate,” “intend,” or similar expressions. Although we believe the expectations reflected in such forward-looking statements are based on reasonable assumptions, we cannot assure you that these expectations will prove to have been correct, and actual results may differ materially from those reflected in the forward-looking statements. Factors that could cause our actual results to differ from the expectations reflected in the forward-looking statements in this press release include, but are not limited to, failure to maintain proper inventory levels, availability of financing, covenant limitations in our existing credit facility, reductions or terminations of government or other contracts, interruption in our supply of products or raw materials, actions of SeraCare’s competitors and changes in the regulatory environment. Many of these factors are beyond our ability to control or predict.

Contacts:

Gregory A. Gould
Chief Financial Officer
SeraCare Life Sciences, Inc.
508-244-6400

Sarah Cavanaugh
MacDougall Biomedical Communications
781-235-3060